     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 17, 1996

                                                     REGISTRATION NO. 333-

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- -------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549

                               ----------------

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                              ORGANOGENESIS INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               ----------------

               DELAWARE                              04-2871690
     (STATE OR OTHER JURISDICTION                 (I.R.S. EMPLOYER
   OF INCORPORATION OR ORGANIZATION)           IDENTIFICATION NUMBER)

                               ----------------

                                 150 DAN ROAD,
                          CANTON, MASSACHUSETTS 02021
                                (617) 575-0775
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------

                   HERBERT M. STEIN, CHIEF EXECUTIVE OFFICER
                              ORGANOGENESIS INC.
                                 150 DAN ROAD,
                          CANTON, MASSACHUSETTS 02021
                                (617) 575-0775
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                               ----------------

                                   Copy to:
                                 HALE AND DORR
                                60 STATE STREET
                          BOSTON, MASSACHUSETTS 02109
                                (617) 526-6000

                               ----------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: At the discretion of the Selling Stockholders.

  If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

  If this form is registering additional securities pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering. 333-      [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering. 333-      [_]

  If delivery of the prospectus is expected to be made pursuant Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE
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
                                            PROPOSED MAXIMUM  PROPOSED MAXIMUM   AMOUNT OF
  TITLE OF EACH CLASS OF      AMOUNT TO BE  OFFERING PRICE(1)     AGGREGATE     REGISTRATION
SECURITIES TO BE REGISTERED  REGISTERED(1)      PER SHARE     OFFERING PRICE(1)     FEE
- --------------------------------------------------------------------------------------------
 Common Stock, $.01 par
  value..................    234,375 shares      $20.25         $4,746,093.75    $1,636.58

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- -------------------------------------------------------------------------------

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended, on the basis of the average of the high and low sales prices of the Registrant's Common Stock on the American Stock Exchange on May 15, 1996.

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), SHALL DETERMINE.

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- -------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE. +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                             SUBJECT TO COMPLETION

P R O S P E C T U S

[LOGO]                           234,375 SHARES

                               ORGANOGENESIS INC.

                                  COMMON STOCK

                                  -----------

  The shares of Common Stock, $0.01 par value per share (the "Common Stock"), of Organogenesis Inc. ("Organogenesis" or the "Company") covered by this Prospectus are issued and outstanding shares which may be offered and sold, from time to time, for the account of Fondation Danonia and Gerard Klauer Mattison & Co. (the "Selling Stockholders"). See "The Selling Stockholders." All of the shares offered hereunder are to be sold by the Selling Stockholders. The Company will not receive any of the proceeds from the sale of the shares by the Selling Stockholders.

                                  -----------

  THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 4 OF THIS PROSPECTUS.

                                  -----------

             THESE   SECURITIES  HAVE   NOT   BEEN  APPROVED   OR
              DISAPPROVED   BY  THE   SECURITIES  AND   EXCHANGE
               COMMISSION  OR ANY  STATE SECURITIES  COMMISSION
                NOR   HAS   THE   COMMISSION  OR   ANY   STATE
                 SECURITIES   COMMISSION   PASSED  UPON   THE
                  ACCURACY OR  ADEQUACY OF  THIS PROSPECTUS.
                   ANY REPRESENTATION TO  THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                 The date of this Prospectus is May 17, 1996.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed by the Company with the Securities and Exchange Commission (the "Commission") are incorporated herein by reference:
(1) the description of the Company's capital stock contained in Organogenesis' Registration Statement on Form 8-A filed on April 7, 1988; (2) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995; and
(3) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996.

  All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") subsequent to the date hereof and prior to the termination of the offering of the Common Stock offered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the foregoing documents incorporated by reference into this Prospectus (without exhibits to such documents other than exhibits specifically incorporated by reference into such documents). Requests for such copies should be directed to Organogenesis Inc., Donna L. Abelli, Chief Financial Officer, 150 Dan Road, Canton, Massachusetts 02021; telephone (617) 575-0775.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files reports and other information with the Commission. Reports, proxy statements and other information filed by the Company with the Commission pursuant to the informational requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at 7 World Trade Center, Suite 1300, New York, New York 10048, and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials also may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Common Stock of the Company is traded on the American Stock Exchange. Reports and other information concerning the Company may be inspected at the offices of the American Stock Exchange, 86 Trinity Place, New York, NY 10006-1181.

  The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, as certain items are omitted in accordance with the rules and regulations of the Commission. For further information pertaining to the Company and the shares of Common Stock offered hereby, reference is made to such Registration Statement and the exhibits and schedules thereto, which may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of which may be obtained from the Commission at prescribed rates.

                                  THE COMPANY

  Organogenesis designs, develops and manufactures innovative medical therapeutics using living human cells and natural connective tissue components. Organogenesis was the first company founded to develop and commercialize therapies based on innovations in tissue engineering. Tissue engineering is a relatively new discipline focused on developing specialized biomaterials and cellular constructs to assist, repair, regenerate, or replace diseased or damaged organs. An understanding of the biology of cells and the structure and function of the extracellular matrix, and the critical interactions between the two, is needed to fully exploit the potential of tissue engineering. The Company's leadership in combining these technologies has resulted in a wide variety of product opportunities, including Graftskin(TM), the Company's full-thickness skin replacement product.

  The Company has cell science and connective tissue science technologies and expertise which it is using in a number of areas including wound care, urology, cardiovascular surgery and general surgery. It is also exploring additional opportunities in the areas of plastic surgery, orthopedics, ophthalmalogy and oral cavity medicine. The Company's most advanced product, Graftskin(TM), is a Living Skin Equivalent (LSE(TM)) for the treatment of skin wounds, including wounds traditionally treated with skin, such as burn wounds and wounds due to dermatological surgery, as well as the broader market of wounds which would benefit from a biologically active cell therapy, such as chronic wounds (e.g. venous stasis ulcers, diabetic ulcers and decubitus ulcers). Graftskin(TM) was found to provide biological wound closure and was thus able to contribute directly to the wound healing process.

  In the Graftskin(TM) pivotal clinical trial for chronic venous ulcers, the results showed that Graftskin(TM) achieved 100% wound closure in more patients, and achieved it faster, than standard compression therapy, the current standard of care. Graftskin(TM) was found to be highly effective even in difficult-to-heal ulcers, and was found to have an excellent safety profile, with no sign of tissue rejection. The Company is currently initiating a pivotal clinical trial to study Graftskin(TM) in the treatment of diabetic ulcers, and expects to initiate a pivotal clinical trial to study Graftskin(TM) in the treatment of decubitus ulcers within the next twelve months. The Company has completed the patient enrollment and efficacy evaluation phase of a pivotal clinical trial to study Graftskin(TM) in the treatment of burn wounds and is currently doing safety follow-up and data analysis. Available data for this study suggests that meshed Graftskin(TM) placed over meshed autograft may function as a skin replacement. Additionally, the Company has completed patient enrollment and the efficacy and safety evaluation phase for a pivotal clinical trial to study Graftskin(TM) in the treatment of wounds created by dermatological surgery and the data are being analyzed. Interim results suggest that Graftskin(TM)'s treatment provides immediate closure, resurfacing of the wound with epithelium, rapid healing and good cosmetic results.

  In 1995, the Company submitted to the United States Food and Drug Administration ("FDA"), and the FDA accepted for filing, the Graftskin(TM) Premarket Approval Application ("PMA") for use in the treatment of venous ulcers. The official filing date for this PMA was October 4, 1995. The FDA has granted expedited review status to this PMA, which means it receives priority in review over pending device regulatory applications. PMA applications under expedited review status are still subject to all other controls and requirements applicable to PMAs in the standard review process.

  On January 17, 1996, Organogenesis and Sandoz Ltd. ("Sandoz") jointly announced that Sandoz has been granted exclusive worldwide marketing rights for Graftskin(TM), while Organogenesis has exclusive global manufacturing rights. Organogenesis will receive royalties on all Graftskin(TM) sales, payment for each unit supplied to Sandoz and equity payments, research support payments and milestone payments potentially totaling $37.5 million.

  In addition to Graftskin(TM), the Company has a number of other products in development which capitalize on its experience in cell biology and connective tissue sciences. Products in the preclinical stage include an injectable product for the treatment of female urinary incontinence, a small diameter graft for use in coronary artery by-pass procedures, a coating for endovascular stents, a surgical repair patch for use in procedures such as hernia repair, and a soft tissue augmentation product for use in plastic surgery procedures. These products are being designed to allow the patient's system to gradually replace the Organogenesis material with his or her own tissue and thus provide permanence of benefit without permanence of product. The Company's research programs also include such fields as cell transplantation, organ assist devices and oral medicine.

  The Company was organized as a Delaware corporation in 1985. The Company's executive offices are located at 150 Dan Road, Canton, Massachusetts 02021 and its telephone number is (617) 575-0775.

                                 RISK FACTORS

  In evaluating the Company's business, prospective investors should carefully consider the following factors, in addition to the other information contained in this Prospectus.

UNCERTAINTY OF SUCCESSFUL COMMERCIALIZATION

  The Company has not begun to market or generate revenues from the commercialization of products. The products under development by the Company will require significant additional research and development efforts, including extensive clinical testing and regulatory approval, prior to commercial use. The Company's potential products are subject to the risks of failure inherent in the development of medical products based on new technologies. These risks include the possibilities that the Company's therapeutic approach will not be successful; that any or all of the Company's potential products will be found to be unsafe, ineffective, toxic or otherwise fail to meet applicable regulatory standards or receive necessary regulatory clearances; that the potential products, if safe and effective, will be difficult to develop into commercially viable products, to manufacture on a large scale, be uneconomical to market, or fail to obtain acceptance by the medical community; that proprietary rights of third parties will preclude the Company from marketing such products; or that third parties will market superior or equivalent products.

FUTURE CAPITAL NEEDS; UNCERTAINTY OF ADDITIONAL FUNDING

  The Company will utilize working capital in 1996 related to ongoing product research and development activities, conducting preclinical and clinical trials, enhancement of proprietary manufacturing technologies, manufacturing scale-up, filing and maintaining patents, expansion of business development, public and investor relations programs and general and administrative resources. These activities will require substantial additional financial resources before the Company can expect to realize a net profit from product sales. The Company has not had, and does not anticipate having, significant revenue from the sale of its lead product, Graftskin(TM), before 1997, at the earliest. While management believes that additional financing composed of equity investments and funding provided under collaborative agreements will be available to fund future operations, and are being pursued, there can be no assurance that additional funds will be available when required on terms acceptable to the Company. If funds are raised by issuing equity securities, further dilution to existing stockholders will result. If adequate funds are not available, the Company may be required to delay, reduce the scope of or eliminate one or more of its research and development programs or to obtain funds through entering into arrangements with collaborative partners or others that may require the Company to issue additional equity or to relinquish rights to certain technologies or product candidates that the Company would not otherwise issue or relinquish. Based upon its current plans, the Company believes that the future equity and research contributions from Sandoz, together with existing working capital, will be sufficient to fund its operations at least through the second quarter of 1997. However, the Company's capital requirements may vary depending on numerous factors, including: progress of the Company's research and development programs; time required to obtain regulatory approvals; resources the Company devotes to self-funded projects, proprietary manufacturing methods and advanced technologies; and the demand for the Company's products, if and, when approved.

HISTORY OF LOSSES AND ACCUMULATED DEFICIT

  The Company experienced net losses of $9.9 million, $10.4 million and $12.7 million for the years ended December 31, 1993, 1994 and 1995, respectively. The Company's accumulated deficit at March 31, 1995 was $61.4 million. The Company expects to incur additional losses as its research, development and clinical trial programs continue to expand. The Company's ability to achieve a profitable level of operations is dependent on successfully completing the development of its products, obtaining required regulatory approvals, and manufacturing of its products. Accordingly, the extent of future losses and the time required to achieve profitability is highly uncertain. There can be no assurance that the Company will achieve a profitable level of operations.

RETENTION OF KEY PERSONNEL

  Because of the specialized nature of the Company's business, the Company's success will depend, in large part, on its continued ability to attract and retain highly qualified scientific and business personnel and on its ability to develop and maintain relationships with leading research institutions. The competition for those relationships and for experienced scientists and management personnel that exists among the numerous biotechnology, pharmaceutical and healthcare companies, universities and nonprofit research institutions is intense. Failure of the Company to attract and retain a sufficient number of qualified scientific and business personnel could adversely affect the Company's business and future prospects.

PATENTS AND PROPRIETARY TECHNOLOGY

  The Company's success will depend, in part, upon its ability to develop patentable products and technologies and obtain patent protection for its products and technologies both in the United States and other countries. The Company has a proprietary portfolio of patent rights and applications, and exclusive licenses to patents and patent applications relating to tissue equivalents, cell therapies and other aspects of tissue engineering. These patent applications include patents relating to tissue sourcing, methods of preparation, cell structure technologies, sterilization technologies, manufacturing methods and cryopreservation of living tissue.

  In the United States, the Company has twelve issued patents plus two patents which have reached notice of allowance status. The Company also has seven pan-European patents issued, while in Asia the Company has eight issued patents plus one patent which has achieved notice of allowance status. Some of the Company's technologies are licensed under an exclusive patent license agreement with the Massachusetts Institute of Technology ("MIT"). The agreement with MIT (as amended, the "MIT Agreement") covers certain U.S. patents and corresponding patents in European and Far East countries. Pursuant to the MIT Agreement, the Company has been granted an exclusive, worldwide license to make, use and sell the products covered by the patents and to practice the procedures covered by the patents. The MIT Agreement requires the Company to pay to MIT a royalty on the cumulative net sales of licensed products ranging from 3% to 4.5% of annual sales. The Company's other U.S. issued patents relate to: the Company's test system incorporating skin tissue equivalents and other organ equivalents; its proprietary collagen extraction process; the invention and methods of making dense fibrillar collagen constructs; the production of an organ equivalent for the cornea and its method of production using tissue culturing systems; a method of making collagen thread; and a method of cold chemical sterilization which maintains the cell-compatibility of the Company's collagen. As part of the continuing interest in protecting its intellectual property rights, the Company has also filed, and is prosecuting, over ten other patent applications in the United States alone. The Company also aggressively attempts to achieve comparable patents in the major international markets for its products, particularly in Europe and Japan.

  There can be no assurance that any patents will be issued as a result of the Company's applications, or that issued patents will provide the Company with significant protection against competitors. Moreover, there can be no assurance that any patents issued to or licensed by the Company will not be infringed, or that third parties will not independently develop either the same or similar technology. The Company could incur substantial costs in proceedings before the United States Patent Office, including interference proceedings. These proceedings could also result in adverse decisions as to the patentability of the Company's licensed or assigned inventions. Further, there can be no assurance that the Company will not infringe upon prior or future patents owned by others, that the Company will not need to acquire licenses under patents belonging to others for technology potentially useful or necessary to the Company, or that such licenses will be available to the Company, if at all, on terms acceptable to the Company. There can be no assurance that third parties will not bring suit against the Company for patent infringement or for declaratory judgment to have the patents owned or licensed by the Company declared invalid. The Company also relies on trade secrets and other unpatented proprietary technology. No assurance can be given that the Company can meaningfully protect its rights in such unpatented technology or that others will not independently develop substantially equivalent products and processes or otherwise gain access to the Company's technology.

  The Company seeks to protect its trade secrets and proprietary know-how, in part, through confidentiality agreements with its employees, consultants, advisors and collaborators. There can be no assurance that these agreements will not be violated by the other parties, that the Company will have adequate remedies for any breach, or that the Company's trade secrets will not otherwise become known or be independently developed by competitors. The Company has relationships with a number of academic consultants who are employed by organizations other than the Company. Accordingly, the Company has limited control over their activities and can expect only limited amounts of their time to be dedicated to the Company's activities. These persons may have consulting, employment or advisory arrangements with other entities that may conflict with or compete with their obligations to the Company. Consultants generally sign agreements which provide for confidentiality of the Company's proprietary information and results of studies. However, there can be no assurance that the Company will, in connection with every relationship, be able to maintain the confidentiality of the Company's technology, dissemination of which could have a materially adverse effect on the Company's business. To the extent that the Company's scientific consultants develop inventions or processes independently that may be applicable to the Company's proposed products, disputes may arise as to the ownership of the proprietary rights to such information. Such inventions or processes will not necessarily become the property of the Company, but may remain the property of such persons or their full-time employers. The Company could be required to make payments to the owners of such inventions or processes, either in the form of cash, equity or a combination thereof. In addition, protracted and costly litigation may be necessary to enforce and determine the scope and validity of the Company's proprietary rights.

COMPETITION

  The Company is engaged in the rapidly evolving and competitive field of tissue engineering. Many major pharmaceutical, biotechnology and medical product companies in the United States and abroad are seeking to develop competitive products for the treatment of skin wounds and organ equivalent products. Competition from these companies and others is intense and is expected to increase. Many of these companies have substantially greater capital resources, research and development staffs, facilities and experience in the marketing and distribution of products than the Company. In addition, competitive companies are working on alternate approaches to many of the diseases targeted by the Company.

  The Company is currently aware of other companies which have or are planning to commercialize products intended to serve as skin replacements, in addition to several companies that concentrate on skin repair devices. The Company's principal competitors in the wound care products market include Johnson & Johnson, Kendall, Smith & Nephew, Advanced Tissue Sciences, Bristol-Myers Squibb and Genzyme Tissue Repair. The Company believes that its competitive position will be based on its ability to create and maintain scientifically advanced technology and proprietary products and processes, attract and retain qualified scientific personnel, obtain patent or other protection for its products and processes, obtain required government approvals on a timely basis, manufacture its products on a cost-effective basis and successfully market its products. There can be no assurance that the Company's products under development will be able to compete successfully with existing products or products under development by other companies, universities and other institutions or that they will attain regulatory approval in the United States or elsewhere.

MANUFACTURING LIMITATIONS

  The process of manufacturing the Company's products is complex, requiring strict adherence to manufacturing protocols. The Company is producing its lead product, Graftskin(TM), on a pilot-scale in adherence to these manufacturing protocols in quantities sufficient to meet its clinical testing needs, and the Company believes that it can produce increased quantities as needed. However, the transition from pilot-scale manufacturing to large-scale production of the Company's products is difficult, and there can be no assurance that the Company will be able to make this transition successfully.

  As the Company undertakes the manufacture of products on a commercial basis, the Company will be required to maintain a manufacturing facility in compliance with Good Manufacturing Practices requirements. Manufacturing facilities and processes must pass a pre-approval inspection before the FDA will issue any product licenses necessary to market medical therapeutics, and are subject to continual review and periodic inspection. There can be no assurance that the Company will be able to manufacture any products successfully and in a cost effective manner. If the Company is unable to manufacture its potential products independently or obtain or retain third-party manufacturing on commercially acceptable terms, the submission of products for final regulatory approval and initiation of marketing would be delayed. This, in turn, may cause the Company to be unable to commercialize its product candidates as planned, which may have a material adverse effect on the Company.

SOURCES OF SUPPLY

  The Company manufactures Graftskin(TM) for use in its clinical trials at its Canton, Massachusetts facility and intends to manufacture Graftskin(TM) for its commercial sale at the facility. Among the fundamental raw materials needed to manufacture Graftskin(TM), are small numbers of keratinocytes and fibroblast cells. These cells are derived from donated infant foreskin. In order for the Company's products made with these initial cells to be used as a replacement for human skin, it is critical that the cells be pathogen free. Extensive testing is performed on the blood from the donor's mother to assure a pathogen free condition. In addition, frozen storage banks of cells derived from the foreskin tissue undergo further in vitro testing to assure a pathogen free condition. Although the Company has experienced no difficulty in obtaining cells, there can be no assurance that additional cells of adequate purity can be created, or once created, that the cells derived from it will in fact be pathogen free.

  Another major additional material required to produce the Company's products is collagen, a protein ordinarily obtained from animal source tissue by commercial suppliers. The Company has developed a proprietary method of producing its own collagen. This process yields collagen which the Company believes is superior in quality and strength to collagen available from commercial sources and which provides the Company with a continuous, high-quality source of supply. The Company currently obtains its animal source tissue from U.S. suppliers only, as required by the U.S. Department of Agriculture ("USDA"); there is currently only one other USDA approved country from which these materials may be purchased. There can be no assurance that the Company will be able to obtain adequate supplies of animal source tissue to meet its future needs or that the Company will be able to obtain such supplies on a cost effective basis.

  The thermo formed tray assembly that is used in the manufacturing process of Graftskin(TM), is available under a supply arrangement with only one FDA-approved manufacturing source. Because the FDA approval process requires manufacturers to specify their proposed materials of certain component parts in their applications, FDA approval of a new material would be required if a currently approved material became unavailable from a supplier. There can be no assurance that the Company will be able to obtain adequate supplies of thermo formed tray assemblies to meet its future Graftskin(TM) manufacturing needs or that the Company will be able to obtain such assemblies on a cost effective basis.

  Although the Company has not experienced difficulty acquiring supplies for the manufacture of its products for clinical trials or non commercial samples, there can be no assurance that interruptions in supplies will not occur in the future or that the Company would not have to obtain substitute vendors for these materials. Any significant supply interruption would adversely affect the Company's clinical trials, non commercial samples or future large scale commercial manufacturing of Graftskin(TM). In addition, an uncorrected impurity or suppliers variation in a raw material, either unknown to the Company or incompatible with the Company's manufacturing process, could have a material adverse effect on the Company's ability to manufacture its products.

GOVERNMENT REGULATION

  The Company's present and proposed activities are subject to government regulation in the United States and other countries. In order to clinically test, produce and market medical devices for human use, the Company must satisfy mandatory procedures and safety and efficacy requirements established by the FDA and comparable state and foreign regulatory agencies. Typically, such rules require that products be approved by the government agency as safe and effective for their intended use prior to being marketed. The approval process is expensive, time-consuming and subject to unanticipated delays, and no assurance can be given that any agency will grant its approval.

  Testing is necessary to determine safety and efficacy before a submission may be filed with the FDA to obtain authorization to market regulated products. In addition, the FDA imposes various requirements on manufacturers and sellers of products under its jurisdiction, such as labeling, good manufacturing practices, record keeping and reporting requirements. The FDA also may require post-marketing testing and surveillance programs to monitor a product's effects.

  If the Company develops any product to a point where FDA authorization becomes required, there can be no assurance that the appropriate authorization will be granted, that the process to obtain such authorization will not be excessively expensive or lengthy, or that the Company will have sufficient funds to pursue such approvals. Moreover, the failure to receive requisite authorization for the Company's products or processes when and if developed or significant delays in obtaining such authorization would prevent the Company from commercializing its products as anticipated and may have a materially adverse effect on the business of the Company.

  Additional government regulation may be established that could prevent or delay regulatory approval of the Company's product candidates. Delays in obtaining regulatory approvals would adversely affect the marketing of any products developed by the Company and the Company's ability to receive product revenues or royalties. If regulatory approval of a potential product is granted, such approval may include significant limitations on the indicated uses for which such product may be marketed.

  Even if initial regulatory approvals for the Company's product candidates are obtained, the Company, its products and its manufacturing facilities are subject to continual review and periodic inspection. The regulatory standards for manufacturing are applied stringently by the FDA. Discovery of previously unknown problems with a product, manufacturer or facility may result in restrictions on such product or manufacturer or facility, including warning letters, fines, suspensions of regulatory approvals, product recalls, operating restrictions, delays in obtaining new product approvals, withdrawal of the product from the market, and criminal prosecution. Other violations of FDA requirements can result in similar penalties.

PRODUCT LIABILITY AND AVAILABILITY OF INSURANCE

  The Company's business exposes it to potential liability risks that are inherent in the testing, manufacturing and marketing of medical products. The use of the Company's product candidates in clinical trials may expose the Company to product liability claims and possible adverse publicity. These risks also exist with respect to the Company's product candidates, if any, that receive regulatory approval for commercial sale. The Company currently has limited product liability coverage for the clinical research use of its product candidates. The Company does not have product liability insurance for the commercial sale of its product candidates but intends to obtain such coverage if and when its products are commercialized. However, there can be no assurance that the Company will be able to obtain additional insurance coverage at acceptable costs, if at all, or that a product liability claim would not materially adversely affect the business or financial condition of the Company.

HAZARDOUS MATERIALS

  Medical and biopharmaceutical research and development involves the controlled use of hazardous materials, such as various radioactive compounds. The Company is subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of such materials and certain waste products. Although the Company believes that its safety procedures for handling and disposing of such materials comply with the standards prescribed by state and federal regulations, the risk of accidental contamination or injury from those materials cannot be completely eliminated. In the event of such an accident, the Company could be held liable for any damages that result and any such liability could exceed the resources of the Company. Although the Company believes that it is in compliance in all material respects with applicable environmental laws and regulations and currently does not expect to make material capital expenditures for environment control facilities in the near-term, there can be no assurance that the Company will not be required to incur significant costs to comply with environmental laws and regulations, or any assurance that the operations, business or assets of the Company will not be materially adversely affected by current or future environmental laws or regulations.

UNCERTAINTY OF THIRD-PARTY REIMBURSEMENT

  In both domestic and foreign markets, the ability of the Company to commercialize its product candidates will depend, in part, on the availability of reimbursement from third-party payors, such as government health administration authorities, private health insurers and other organizations. Third-party payors are increasingly challenging the price and cost-effectiveness of medical products. There can be no assurance that Company-developed products will be considered cost effective. Significant uncertainty exists as to the reimbursement status of newly-approved healthcare products. There can be no assurance that adequate third-party insurance coverage will be available for the Company to establish and maintain price levels sufficient for realization of an appropriate return on its investment in developing new therapies. Government and other third-party payors are increasingly attempting to contain healthcare costs by limiting both coverage and the level of reimbursement for new therapeutic products approved for marketing by the FDA and by refusing, in some cases, to provide any coverage for uses of approved products for disease indications for which the FDA has not granted marketing approval. If adequate coverage and reimbursement levels are not provided by government and third-party payors for uses of the Company's therapeutic products, the market acceptance of these products would be adversely affected.

UNCERTAINTY RELATED TO HEALTH CARE REFORM MEASURES

  There have been a number of federal and state proposals during the last few years to subject the pricing of pharmaceuticals to government control and to make other changes to the health care system of the United States. It is uncertain what legislative proposals will be adopted or what actions federal, state or private payors for health care goods and services may take in response to any health care reform proposals or legislation. The Company cannot predict the effect health care reforms may have on its business, and no assurance can be given that any such reforms will not have a material adverse effect on the Company.

DEPENDENCE ON STRATEGIC RELATIONSHIPS

  The Company has limited experience in sales, marketing and distribution. The Company will need to develop long-term strategic relationships with companies such as Sandoz that have marketing and sales forces with technical expertise and distribution capability. To the extent that the Company enters into such relationships, any revenues received by the Company will depend upon the efforts of third parties and there can be no assurance that such efforts will be successful. There can be no assurance that the Company will be able to establish such long-term relationships or that it or its collaborators will be successful in gaining market acceptance for any products that may be developed by the Company.

ABSENCE OF DIVIDENDS

  The Company has never declared or paid any cash dividends on its capital stock. The Company currently intends to retain earnings, if any, to support the development of its business and does not anticipate paying cash dividends in the foreseeable future.

STOCK PRICE VOLATILITY

  The market prices of securities of biotechnology companies have been volatile. Factors such as announcements of technological innovations, new commercial products by the Company or its competitors, governmental regulations, patent or proprietary rights developments, public concern as to safety or other implications of biotechnology products and market conditions in general may have a significant impact on the market price of the Common Stock. Between the date of the Company's initial public offering in December 1986 and March 31, 1996, the Company's stock has traded at per share prices (after adjustment to account for the 25% Common Stock dividend distributed by the Company on September 8, 1995) between $3.80 and $21.625. From December 31, 1992 until March 31, 1996, the per share price range has been between $4.40 and $21.625. There can be no assurance that this high level of volatility will not persist in the future, and that investors in this offering will not be adversely affected.

                                USE OF PROCEEDS

  The Company will not receive any proceeds from the sale of Common Stock by the Selling Stockholders.

                         DESCRIPTION OF CAPITAL STOCK

  AUTHORIZED AND OUTSTANDING CAPITAL STOCK. The Company's Stockholders at the Company's Annual Meeting of Stockholders held on May 15, 1996, authorized the Company to issue up to 40,000,000 shares of Common Stock, $.01 par value per share ("Common Stock"). The Company intends to file an amendment to its Restated Certificate of Incorporation as soon as practicable, whereupon the Company will be authorized to issue up to 40,000,000 shares. The Company is authorized to issue up to 1,000,000 shares of Preferred Stock, $1.00 par value per share ("Preferred Stock"). Unless otherwise specified, all share prices and numbers have been adjusted to account for a 25% Common Stock dividend distributed by the Company on September 8, 1995.

  As of March 31, 1996, there were issued and outstanding 13,970,663 shares of Common Stock. 250,000 shares of Series A Stock have been issued; all such shares have been converted to Common Stock and no shares of Series A Convertible Preferred Stock (the "Series A Stock") are currently outstanding. In addition, as of March 31, 1996, the Company had reserved an aggregate of 2,500,000 (1,630,128 of which are available for future issuances) shares of Common Stock for issuance under its 1986 Stock Option Plan, 187,500 (177,551 of which are available for future issuances) shares of Common Stock for issuance under its 1991 Employee Stock Purchase Plan, 125,000 shares of Common Stock for issuance under the 1991 Directors' Stock Option Plan, 250,000 (246,250 of which are available for future issuances) shares of Common Stock for issuance under its 1994 Directors' Stock Option Plan, 1,500,000 shares of Common Stock for issuance under its 1995 Stock Option Plan, 375,000 shares of Common Stock for issuance pursuant to a stock option agreement with an officer of the Company, and 521,875 shares of Common Stock for issuance upon the exercise of certain warrants described below.

  COMMON STOCK. The holders of Common Stock are entitled to one vote per share for each share held of record on all matters submitted to a vote of stockholders and are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock have the right to a ratable portion of assets remaining after payment of liabilities and the liquidation preferences of any outstanding Preferred Stock. The holders of Common Stock have no preemptive rights or rights to convert their Common Stock into any other securities and are not subject to future calls or assessments by the Company. All outstanding shares of Common Stock are fully paid and non-assessable.

  PREFERRED STOCK. The Board of Directors may, without further action of the stockholders of the Company, issue Preferred Stock in one or more series and fix the rights and preferences thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series or the designation of such series.

  The rights of the holders of Common Stock as described above will be subject to, and may be adversely affected by, the rights of holders of any Preferred Stock that may be issued in the future. Issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions, and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of the outstanding voting stock of the Company. See "Description of Capital Stock--Shareholder Rights." The Company has no present plans to issue any additional shares of Preferred Stock.

  Series A Stock. On May 12, 1991, the Board of Directors authorized the designation of 250,000 shares of Series A Stock. All such shares have been converted to Common Stock and no shares of the Series A Stock are currently outstanding.

  Series B Stock. On August 24, 1995, the Board authorized the designation of 50,000 shares of Series B Junior Participating Preferred Stock (the "Series B Stock"). No shares of Series B Stock have been issued by the Company and the Company has no present intent to issue any such shares. Shares of Series B Stock rank, with respect to the payment of dividends and the distribution of assets, junior to all series of any other class of Preferred Stock, including, but not limited to, the Series A Stock, unless the terms of any such series shall provide otherwise. Subject to the foregoing, each share of Series B Stock, when and if issued, would be entitled to a minimum quarterly dividend payment of $10.00 per share and would be entitled to an aggregate dividend of 1,000 times any dividend declared per share of Common Stock. In the event of a liquidation, the holders of the Series B Stock would be entitled to, subject to the rights of the holders of Series A Stock and holders of any other Preferred Stock which is senior to the Series B Stock, a minimum preferential liquidating payment of $10.00 per share and would be entitled to an aggregate payment of 1,000 times the payment made per share on Common Stock. If and when issued, each share of Series B Stock would be entitled to 1,000 votes, when voting together with the Common Stock.

  COMMON STOCK PURCHASE WARRANTS. There are currently outstanding Common Stock Purchase Warrants (the "Warrants") issued by the Company to certain investors to purchase an aggregate of 521,875 shares of its Common Stock, for exercise prices ranging from $9.60 per share to $15.90 per share. Warrants to purchase 287,500 shares of Common Stock were issued by the Company in July 1995 (the "1995 Warrants"). Each of the 1995 Warrants entitles the holders thereof to purchase shares of Common Stock at an exercise price of $15.90 per share during the period from October 14, 1996 through October 14, 2001. The remainder of the Warrants to purchase an aggregate of 234,375 shares of Common Stock were exercised by the Selling Stockholders on February 14, 1996 in the amount of 187,500 shares at an exercise price of $9.75 per share, and on January 15, 1996 in the amounts of 15,625 shares at an exercise price of $12.00 per share and of 31,250 shares at an exercise price of $9.60 per share (the "Exercised Warrants").

  The shares of Common Stock issuable upon exercise of the 1995 Warrants have been registered under the Securities Act. The shares of Common Stock issuable upon exercise of the Exercised Warrants (the "Registrable Shares") are being registered herein under the Securities Act.

  SHAREHOLDER RIGHTS. On August 24, 1995, the Board declared a dividend distribution of one right (the "Rights") for each outstanding share of Common Stock. Each Right entitles the registered holder to purchase from the Company one-one thousandth of a share of Series B Stock at a purchase price of $85.00 in cash, subject to adjustment. Initially, the Rights will be attached to all Common Stock certificates representing shares then outstanding and no separate Rights Certificates will be distributed. The Rights will separate from the Common Stock and a "Distribution Date" will occur upon the earlier of (i) ten days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired or obtained the right to obtain beneficial ownership of 15% or more of the outstanding shares of Common Stock (the "Stock Acquisition Date"), or (ii) ten business days following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 30% or more of the Company's outstanding shares of

Common Stock. The rights are not exercisable until the Distribution Date and will expire at the close of business on September 1, 2005, unless earlier redeemed or exchanged by the Company. At any time until ten days following the Stock Acquisition Date, the Company may redeem the Rights, in whole but not in part, at a price of $.01 per Right (payable in cash or stock).

  If any person becomes the beneficial owner of 15% or more of the shares of Common Stock of the Company, except pursuant to a tender or exchange offer for all shares at a fair price as determined by the non-employee members of the Board of Directors, each Right not owned by the 15% or more shareholder will enable its holder to purchase that number of shares of the Company's Common Stock which equals the exercise price of the Right divided by one-half of the current market price of such Common Stock at the date of the occurrence of the event. In addition, if the Company is involved in a merger or other business combination transaction with another person or group in which it is not the surviving corporation or in connection with which its Common Stock is changed or converted, or it sells or transfers 50% or more of its assets or earning power to another person, each Right that has not previously been exercised would entitle its holder to purchase that number of shares of Common Stock of such other person which equals the exercise price of the Right divided by one-half of the current market price of such Common Stock at the date of the occurrence of the event.

TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar for the Company's Common Stock is American Stock Transfer & Trust Company.

                           THE SELLING STOCKHOLDERS

  The following table sets forth the name and the number of shares of Common Stock beneficially owned by the Selling Stockholders as of March 31, 1996, the number of the shares to be offered by the Selling Stockholders pursuant to this Prospectus and the number of shares to be beneficially owned by the Selling Stockholders if all of the shares offered hereby by the Selling Stockholders are sold as described herein.

                                                                      SHARES OF
                                 SHARES OF                           COMMON STOCK
                               COMMON STOCK                       BENEFICIALLY OWNED
                            BENEFICIALLY OWNED                      AFTER OFFERING
                          -----------------------   SHARES OF    --------------------
NAME OF SELLING                     PERCENTAGE OF  COMMON STOCK         PERCENTAGE OF
STOCKHOLDER               NUMBER(1) COMMON STOCK  OFFERED HEREBY NUMBER COMMON STOCK
- ---------------           --------- ------------- -------------- ------ -------------
Fondation Danonia.......    46,875        *%          46,875       (2)        (2)
Gerard Klauer Mattison &
 Co.....................   187,500        *%         187,500       (2)        (2)

- --------
*  less than 1%
(1) Represents shares of Common Stock which may be acquired within 60 days after May 1, 1996.
(2) The Company cannot determine the number of shares of Common Stock which will be held by the Selling Stockholders upon the completion of the offering, as the length of time of the offering period and the determination of whether to buy or sell additional securities of the Company during the offering period are at the discretion of the Selling Stockholders.

                             PLAN OF DISTRIBUTION

  Shares of Common Stock covered hereby may be offered and sold from time to time by the Selling Stockholders. The Selling Stockholders will act independently of the Company in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on the American Stock Exchange or otherwise, at prices related to the then current market price or in negotiated transactions, including pursuant to an underwritten offering or one or more of the following methods: (a) purchases by a broker-dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (b) ordinary brokerage transactions and transactions in which a broker solicits purchasers; and (c) block trades in which a broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction. The Company has been advised by the Selling Stockholders that they have not made any arrangements relating to the distribution of the shares covered by this Prospectus. In effecting sales, broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate. Broker-dealers will receive commissions or discounts from the Selling Stockholders in amounts to be negotiated immediately prior to the sale. Pursuant to each of the Common Stock Purchase Warrants and the Warrant for the Purchase of Shares of Common Stock, dated as of April 3, 1991 and November 21, 1991, respectively, between the Company and the respective Selling Stockholders, the Company has agreed to indemnify the respective Selling Stockholders against certain liabilities under the Securities Act.

  In offering the shares of Common Stock covered hereby, the Selling Stockholders and any broker-dealers and any other participating broker-dealers who execute sales for the Selling Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any profits realized by the Selling Stockholders and the compensation of such broker-dealer may be deemed to be underwriting discounts and commissions. In addition, any shares covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus. None of the shares covered by this Prospectus presently qualify for sale pursuant to Rule 144.

  The Company has advised the Selling Stockholders that during such times as they may be engaged in a distribution of Common Stock included herein they are required to comply with Rules 10b-6 and 10b-7 under the Exchange Act (as those Rules are described in more detail below) and, in connection therewith, that they may not engage in any stabilization activity in connection with the Company's securities, they are required to furnish to each broker-dealer, through which Common Stock included herein may be offered, copies of this Prospectus and that they may not bid for or purchase any securities of the Company or attempt to induce any person to purchase any of the Company's securities except as permitted under the Exchange Act. The Selling Stockholders have agreed to inform the Company when the distribution of the shares is completed.

  Rule 10b-6 under the Exchange Act prohibits, with certain exceptions, participants in a distribution from bidding for or purchasing, for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Rule 10b-7 governs bids and purchases made in order to stabilize the price of a security in connection with a distribution of the security.

  This offering will terminate on the earlier of (a) six months from the effective date hereof or (b) the date upon which all shares offered hereby have been sold by the Selling Stockholders.

                                 LEGAL MATTERS

  The validity of the shares offered hereby will be passed upon for the Company by Hale and Dorr, Boston, Massachusetts.

                                    EXPERTS

  The consolidated balance sheets of the Company as of December 31, 1995 and 1994 and the related consolidated statements of operations, stockholders' deficit and cash flows for each of the three years in the period ended December 31, 1995 are incorporated by reference in this Prospectus and elsewhere in the registration statement and have been incorporated herein in reliance upon the reports of Coopers & Lybrand L.L.P., independent accountants, given on the authority of such firm as experts in accounting and auditing.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

 NO DEALER, SALES REPRESENTATIVE OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR AN OFFER TO, OR SOLICITATION OF, ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCE, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                               ----------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Incorporation of Certain Documents by Reference............................   2
Available Information......................................................   2
The Company................................................................   3
Risk Factors...............................................................   4
Use of Proceeds............................................................  10
Description of Capital Stock...............................................  10
The Selling Stockholder....................................................  12
Plan of Distribution.......................................................  13
Legal Matters..............................................................  14
Experts....................................................................  14

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                               ORGANOGENESIS INC.

                                     [LOGO]


                               ----------------

                                   PROSPECTUS

                               ----------------



                                       , 1996

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The costs of issuance and distribution will be borne by the Registrant as follows:

   SEC Registration Fee............................................. $ 1,636.58
   AMEX Listing Fee.................................................   4,687.50
   Accounting Fees and Expenses*....................................   5,000.00
   Legal Fees and Expenses*.........................................  10,000.00
   Printing and Engraving*..........................................   3,000.00
   Miscellaneous*...................................................   5,675.92
                                                                     ----------
     Total.......................................................... $30,000.00
                                                                     ==========

- --------
* Estimated

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful, provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

  Section 102(b)(7) of the Delaware General Corporation Law, as amended, permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or
(iv) for any transaction from which the director derived an improper personal benefit.

  The Company's Restated Certificate of Incorporation provides for indemnification to the fullest extent permitted by law and that the Company may advance litigation expenses to an officer or director prior to the final disposition of an action.

  The Company's Restated Certificate of Incorporation also provides, as permitted by Delaware law, that directors shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of a director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.

  The Company has a Directors and Officers liability insurance policy that insures the Company's officers and directors against certain liabilities.

ITEM 16. EXHIBITS.

  See Exhibit Index included immediately preceding the Exhibits to this Registration Statement, which is incorporated herein by reference.

ITEM 17. UNDERTAKINGS.

  (a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under "Item 15-- Indemnification of Directors and Officers" above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  (b) The undersigned Registrant hereby undertakes:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                       SIGNATURES AND POWER OF ATTORNEY

  Each person whose signature appears below constitutes and appoints Herbert
M. Stein, David T. Rovee and Donna L. Abelli and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them, for him or her and in his or her name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments to this Registration Statement on Form S-3 of Organogenesis Inc. (or any other Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act) and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated.

                                          Organogenesis Inc.

                                                 By: /s/ Herbert M. Stein
                                          By: _________________________________
                                             HERBERT M. STEIN CHIEF EXECUTIVE
                                                          OFFICER

              SIGNATURE                        TITLE                 DATE

        /s/ Herbert M. Stein           Chief Executive           May 16, 1996
- -------------------------------------   Officer, Chairman
          HERBERT M. STEIN              and Director
                                        (Principal
                                        Executive Officer)

         /s/ David T. Rovee            President, Chief          May 16, 1996
- -------------------------------------   Operating Officer
           DAVID T. ROVEE               and Director

         /s/ Donna L. Abelli           Vice President,           May 16, 1996
- -------------------------------------   Chief Financial
           DONNA L. ABELLI              Officer, Treasurer
                                        and Secretary
                                        (Principal
                                        Financial Officer
                                        and Principal
                                        Accounting Officer)

        /s/ Richard S. Cresse          Director                  May 16, 1996
- -------------------------------------
          RICHARD S. CRESSE

              SIGNATURE                         TITLE                DATE

        /s/ William J. Hopke            Director                 May 16, 1996
- -------------------------------------
          WILLIAM J. HOPKE

         /s/ Bjorn R. Olsen             Director                 May 16, 1996
- -------------------------------------
           BJORN R. OLSEN

       /s/ Marguerite A. Piret          Director                 May 16, 1996
- -------------------------------------
         MARGUERITE A. PERIT

        /s/ Anton E. Schrafl            Director                 May 16, 1996
- -------------------------------------
          ANTON E. SCHRAFL

                                 EXHIBIT INDEX

 EXHIBIT                         DESCRIPTION OF EXHIBIT
 -------                         ----------------------
    *4.1 Restated Certificate of Incorporation, as amended, of Organogenesis
         Inc.
   **4.2 Certificate of Stock Designation, Number, Voting Powers, Preferences
         and Rights of the Series of the Preferred Stock of Organogenesis Inc.,
         Designated Series A Convertible Preferred Stock
  ***4.3 Certificate of Stock Designation, Number, Voting Powers, Preferences
         and Rights of the Series of Preferred Stock of Organogenesis Inc.,
         Designated Series B Junior Participating Preferred Stock.
 ****4.4 By-Laws, as amended, of Organogenesis Inc.
   4.5.1 Common Stock Purchase Warrant, dated as of December 20, 1995, between
         Organogenesis Inc. and Fondation Danonia
   4.5.2 Common Stock Purchase Warrant, dated as of December 20, 1995, between
         Organogenesis Inc. and Fondation Danonia
   4.5.3 Warrant for the Purchase of Shares of Common Stock, dated as of
         November 21, 1991, between Organogenesis Inc. and Gerard Klauer
         Mattison & Co., Inc.
       5 Opinion of Hale and Dorr
    23.1 Consent of Coopers & Lybrand L.L.P.
    23.2 Consent of Hale and Dorr (included in Exhibit 5)
    24.1 Powers of Attorney (See Page II-3)

- --------
* Incorporated by reference to the Company's Registration Statement on Form S-3 (File No. 33-40287), filed with the Commission on April 30, 1991.
** Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1991 (File No. 0-15246), filed with the Commission on August 13, 1991.
*** Incorporated by reference to the Company's Current Report on Form 8-K (File No. 0-15246) filed with the Commission on August 31, 1995.
**** Incorporated by reference to the Company's Annual Report on Form 10-K
     (File No. 0-15246) filed with the Commission on March 31, 1987.